EXHIBIT 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

This Real Estate Purchase and Sale Agreement (the “Purchase Agreement”) is made and entered into as of November 17, 2004, by and between FelCor Lodging Limited Partnership f/k/a/ FelCor Suites Limited Partnership, a Delaware partnership (“Seller”), and Casino One Corporation, a Mississippi corporation (“Buyer”).

WHEREAS, Seller previously entered into an Option Agreement (the “Option Agreement”) dated as of November 13, 2003, with IOC – City of St. Louis, LLC (“IOC”) which provided for IOC to have the option to purchase certain real estate located at 901 North First Street, St Louis, Missouri, together with various associated assets and items of personal property (collectively, the “Property”) pursuant to the terms and conditions contained in a Sale and Purchase Agreement (the “Exhibit Agreement”) attached as an exhibit to the Option Agreement;

WHEREAS, the Option Agreement and the Exhibit Agreement are attached to this Purchase Agreement as Annex A and Annex B, respectively;

WHEREAS, the Option Agreement has expired unexercised;

WHEREAS, Buyer and Seller now wish to agree that Buyer shall purchase and Seller shall sell the Property on the same terms and conditions, except as modified in this Purchase Agreement, as would apply under the Option Agreement and the Exhibit Agreement if the option contained therein were exercised.

NOW, THEREFORE, Buyer and Seller agree as follows:

1. Purchase and Sale. Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer the Property, on the terms and conditions as would apply under the Option Agreement and the Exhibit Agreement if the option contained therein were exercised, except as such terms and conditions are modified in this Purchase Agreement. Except as otherwise expressly provided or modified in this Purchase Agreement, all capitalized terms shall have the meanings assigned to such terms in the Option Agreement and the Exhibit Agreement.

2. Option Consideration Not Applied to Purchase Price. Amounts paid to Seller by IOC pursuant to Section 3 of the Option Agreement shall not be considered to be applied to the Purchase Price determined pursuant to Section 4 of the Option Agreement.

3. Closing. The “Closing Date” shall be February 28, 2005.

4. Effective Date and Option Notice Date. The Effective Date for purposes of the Exhibit Agreement shall be November 17, 2004. The date of the Option Notice for purposes of determining the twelve month EBITDA under Section 4 of the Option Agreement shall deemed to be November 30, 2004.

5. Confidentiality. Seller acknowledges that Buyer will be required by applicable securities laws to disclose publicly the fact that it has entered into this Purchase Agreement and to file a copy of this Purchase Agreement with the Securities and Exchange Commission and other regulatory agencies. Sections 9.13 and 9.8 of the Exhibit Agreement and Section 11 of the Option Agreement are modified to permit all such disclosures and filings.

6. Notices. All notices shall be delivered as provided in the Section 9.3 of the Exhibit Agreement, except that in lieu of notices to IOC, notices to Buyer shall be delivered to:

Casino One Corporation	With a copy to:
3800 Howard Hughes Parkway	Irell & Manella, LLP
Suite 1800	1800 Ave of the Stars, Suite 900
Las Vegas, NV 89109	Los Angeles, CA 90067
Telephone Number: 702-784-7748	Telephone Number: 310 203-7110
Fax Number: 702-784-7778	Fax Number 310 383-5610
Email: jgodfrey@pnkmail.com
Attention: Jack Godfrey, Esq.	Attention: C. Kevin McGeehan

7. Disclosures. By December 1, 2004, Seller shall deliver to Buyer all diligence materials and deliveries required under the Exhibit Agreement, and will deliver by that date the following additional items and materials:

(a) A copy of that certain Phase I Environmental Assessment of the Property dated March 31, 1998, (the “D&M Report”) referred to in Section 13 of the Option Agreement, together with any other written reports of materials in Seller’s possession that are material to evaluating whether the Property is in violation with any Federal, state or local environmental laws or regulations, including but not limited to those related to hazardous waste, hazardous substances, and similar materials. Buyer may proceed to have a new Phase I evaluation of the Property performed.

(b) Copies of all items described in Section 9.6 of the Option Agreement and any notices of non-compliance received from any governmental entity with respect to the Property.

(c) Proposed forms of all exhibits to be attached to the Exhibit Agreement as qualifications of the representations contained therein.

(d) Copies of any collective bargaining agreements or other labor agreements or contracts pertaining to the employees of operations at the Property.

(e) True, correct and complete copies of the Franchise Agreement, Management Agreement, Tenant Lease, the Space Leases, the Hotel Contracts, leases and agreements for parking, and any other agreements or contracts material to the operation of the Property.

8. Earnest Money. Buyer shall make the earnest money deposit contemplated by Section 2.1 of the Exhibit Agreement on or before December 1, 2004, in the amount of $400,000 (the “Deposit”). If Buyer fails to close under this Purchase Agreement, and has not terminated this Purchase Agreement pursuant to any of the provisions of this Purchase Agreement, the Option Agreement, or the Exhibit Agreement permitting Buyer to terminate this Purchase Agreement, then Seller shall retain the Deposit as liquidated damages as provided in Section 6.1 of the Exhibit Agreement, and Buyer shall have no further liability under this Purchase Agreement.

9. Diligence Period. Buyer shall have a diligence period ending at the close of business on January 7, 2005 (the “Diligence Period”), during which to inspect the Property and to review the information and documents pertaining to the Property. During the Diligence Period Buyer may, in its sole discretion, terminate this Purchase Agreement if Buyer objects to any findings or results of such review and inspections, and if this Agreement is so terminated, the Deposit shall be returned to Buyer, and Buyer and Seller will each have no further liability under this Purchase Agreement.

10. Corporate Status. References in the Exhibit Agreement to “Purchaser’s” corporate status and corporate actions shall be considered modified as necessary to refer to the status and corporate actions of Buyer as a Mississippi corporation, or as appropriate to reflect the corporate form of any assignee of Buyer’s rights under this Purchase Agreement.

11. Collective Bargaining Agreements. Buyer shall not be required to assume any such agreements unless Buyer determines, in its good faith discretion, that assumption of the collective bargaining agreement will not cause such contract to apply to any other operations or facilities conducted by Buyer or any other entity controlling, controlled by Buyer, or under common control with Buyer.

12. Franchise Agreement. In addition to conditions listed in the Exhibit Agreement, it shall be an additional condition to Buyer’s obligations under this Purchase Agreement that, prior to the Closing Date, (i) Buyer and Franchisor enter into an amendment to the Franchise Agreement or a new franchise agreement on terms and conditions satisfactory to Buyer in its sole discretion, and (ii) the Franchisor agrees to assign or terminate the Franchise Agreement without payment by Seller of damages, termination fees, or other charges by Franchisor related to the assignment or termination by Seller. If Buyer terminates this Purchase Agreement after the close of the Diligence Period solely on account of this condition, then Seller shall retain the Deposit and Buyer shall have no further liability under this Agreement. In addition to conditions listed in the Exhibit Agreement, it shall be an additional condition to Seller’s obligations under this Purchase Agreement that, prior to the Closing Date, the Franchisor agrees to assign or terminate the Franchise Agreement without payment by Seller of damages, termination fees, or other charges by Franchisor related to the assignment or termination by Seller. If Seller terminates this Purchase Agreement after the close of the Diligence Period solely on account of this condition, then Seller shall retain the Deposit and Buyer shall have no further liability under this Agreement.

13. Committee and Board Approvals. In addition to conditions listed in the Exhibit Agreement, it shall be an additional condition to Seller’s obligations under this Purchase Agreement that the Executive Committee of Seller or Seller’s parent (as applicable) shall approve the transactions contemplated herein; provided, however, that this condition shall be deemed fulfilled or waived by Seller if Seller has not informed Buyer that such condition cannot be fulfilled and terminated this Purchase Agreement on or before December 1, 2004. In addition to conditions listed in the Exhibit Agreement, it shall be an additional condition to Buyer’s obligations under this Purchase Agreement that the Board of Directors of Buyer and of Pinnacle Entertainment, Inc. shall approve the transactions contemplated herein; provided, however, that this condition shall be deemed fulfilled or waived by Seller if Seller has not informed Buyer that such condition cannot be fulfilled and terminated this agreement on or before December 1, 2004. If this Purchase Agreement is terminated by Buyer or Seller on or before December 1, 2004, pursuant to this provision, the Deposit shall be returned to Buyer (or not deposited), and Buyer and Seller will each have no further liability under this Purchase Agreement.

14. Survey. The Survey to be provided pursuant to Section 3.1(b) of the Exhibit Agreement shall be updated to include all of the Land and Improvements included in the Transferred Property.

15. No Brokers or Finders. Each of Buyer and Seller represents that it has not retained a broker or other person entitled to any commission or other compensation in connection with the transaction contemplated herein. The parties acknowledge that Solon Gershman, Inc. through agent Barry Sandweiss (“IOC Broker”) had been engaged by IOC in connection with the proposed sale to IOC, but is not engaged in connection with this transaction. Each of Seller and Buyer shall indemnify and hold the other harmless from and against the rights or claims of any person claiming through such party to be entitled to any such commission or compensation. This section shall survive the Closing.

16. Additional Representations and Warranties; Indemnities.

(a) Seller represents and warrants to Buyer that the Option Agreement has been terminated and has not been exercised. Seller agrees to indemnify, defend and hold harmless Buyer and Buyers officers, directors, and agents and, if requested, the Title Company against any claim by IOC or through IOC’s rights under the Option Agreement, and this indemnity shall survive the Closing.

(b) Seller hereby confirms and agrees that the representations and warranties in the Option Agreement are hereby remade as of the date hereof and on the Closing Date and that such representations and warranties shall not be limited in any way by this Purchase Agreement or the Exhibit Agreement and shall expressly survive the execution, delivery and performance of this Purchase Agreement and the Exhibit Agreement.

(c) The execution and delivery by Seller of this Purchase Agreement (including the Option Agreement and Exhibit Agreement constituting a part hereof) and the performance by Seller of its obligations hereunder and thereunder do not and will not require consent under or result in a material breach of any of the terms and provisions of, or constitute a material default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or asset of Seller, including the Transferred Property, pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement, instrument, franchise, license or permit to which Seller is a party or by Seller or its respective properties, operations or assets may be bound.

17. Miscellaneous provisions:

(a) Governing Law. This Purchase Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, without regard to internal conflicts of laws principles.

(b) Further Assurances. The Seller and Buyer shall do and perform such other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other (and at such other party’s cost) to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intent and purpose of this Purchase Agreement.

(c) Entire Agreement; Counterparts. This Purchase Agreement constitutes the entire understanding of the parties and supersedes any and all other agreements, written or oral, with respect to the subject matter hereof. This Purchase Agreement may only be modified or amended by a written instruments signed by the party or parties against which such modification or amendment is to be enforced. This Purchase Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

(d) Binding Effect and Assignment. This Purchase Agreement shall be binding on the parties hereto and inure to the benefit of their respective successors and assigns. Neither party may assign its rights or interests under this Purchase Agreement prior to the Closing, unless the prior written consent of the other party is obtained.

IN WITNESS WHEREOF, the parties have executed this Purchase Agreement as of the date first written above.

FelCor Lodging Limited Partnership f/k/a
FelCor Suites Limited Partnership

By:	FelCor Lodging Trust Incorporated
General Partner

By:	/s/ Joel M. Eastman
Name:	Joel M. Eastman
Title:	Vice President

Casino One Corporation

By	/s/ Daniel R. Lee
Name:	Daniel R. Lee
Title:	Chief Executive Officer

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made and entered into as the latest date by the signatures below, which date is November 12, 2003 (the “Effective Date”), by and between FelCor Lodging Limited Partnership f/k/a FelCor Suites Limited Partnership (“Optionor”), a Delaware partnership, and IOC - City of St. Louis, LLC (“Optionee”), a Missouri limited liability company.

1. Grant of Option. Optionor, for and in consideration of the Option Payment described below and subject to the terms of this Agreement, does hereby grant to Optionee the sole and exclusive right and option (the “Option”) to purchase from Optionor, (i) the real property estates owned by Optionor located at 901 North First Street, St. Louis, Missouri, together with all improvements thereon and appurtenances thereto (the “Real Property”), which Real Property is more particularly described in the limited warranty deed dated May 1, 1998, recorded May 8, 1998 in Book 1391M, Pages 130-138 of the St. Louis City Records, a true and correct copy of which is attached hereto as Exhibit “A”, and (ii) the personal property owned by optionor or its affiliates situated on the Real Property that is used and useful in the operation of the hotel situated on the Real Property (the “Personal Property”). The Real Property and the Personal Property together constitute the “Property”.

2. Duration of Option.

2.1. Initial Term. The initial term of this Option (the “Initial Term”) shall commence upon the Effective Date and shall continue to the first anniversary thereof.

2.2. Extension Term. Optionee shall have the right to extend the Option Period for either:

2.2.1 Two (2) successive periods of one (1) year (each, an “Extension Term”), if Optionee, or an affiliate of Optionee, is selected as the developer for a gaming and mixed use development pursuant to a Request for Proposals (“RFP”) that is currently being solicited by agencies of St. Louis City for an area that includes the Real Property; provided, however, the Second Extension Term is subject to Optionor’s Termination Right as described later in this Agreement; or

2.2.2 One (1) successive period of one (1) year (an “Extension Term”) if Optionee is not selected as the developer pursuant to the RFP.

2.3. Exercise of Extension Term. Optionee shall exercise each Extension Term before the expiration of the then Option Term by (i) written notice thereof to Optionor, and (ii) payment of the applicable Option Payment (“Extension Exercise”). Failure to timely perform either obligation set forth above shall be deemed a failure to exercise an Extension Term.

2.4. Option Period. The Initial Term and each exercised Extension Term constitute the “Option Period”.

3. Payment for Option. As consideration for this Option (an “Option Payment”), Optionee shall pay Optionor $380,000 for the Initial Term within five (5) business days after the

Effective Date, and $380,000 as part of each applicable Extension Exercise. Each Option Payment shall be applied toward the Purchase Price, but shall be non-refundable in the event Optionee does not purchase the Property prior to the termination of this Option. Such non-refundability, however, is subject to the terms of this Agreement. Optionee shall have the right, but not the obligation, to prepay any or all Option Payments at any time.

4. Purchase Price. The Purchase Price for the Property shall be the greater of $38,000,000 or twelve times trailing twelve month EBITDA as of the date the Option Notice is given.

4.1. EBITDA. Trailing twelve month EBIDTA as of the date the Option Notice is given shall be computed using the same accounting principles, standards and practices as used in the determination of trailing twelve month EBITDA as of the Effective Date, regardless of any subsequent changes otherwise adopted, excluding all extraordinary and non-recurring income and expenses, including, without limitation, the Option Payments, and providing Optionor continued operating Optionor’s business on the Property in the ordinary course.

4.2. Determination. Within ten (10) business days after Exercise of Option, Seller will inform Buyer whether Seller determines the Purchase Price to be $38,000,000 or twelve times trailing twelve month EBITDA. Only if the latter, Seller shall also provide Buyer with Seller’s calculation and the information on which the calculation is based. Also only if the latter, Buyer will then have ten (10) business days to accept or object to Seller’s determination of the Purchase Price.

4.3. Objection. If Buyer objects to Seller’s determination of the Purchase Price, and Seller and Buyer fail to resolve the issues with respect to the determination within thirty (30) days of Seller’s receipt of Buyer’s objection notice, Seller and Buyer shall submit the issues in dispute to a mutually agreed upon independent public accountant experienced in valuation of EBITDA for hotel properties (“Accountant”). If issues are submitted to the Accountant, (a) Seller and Buyer shall furnish materials and information related to the disputed issues as the Accountant requests; (b) the determination by the Accountant, as set forth in a notice to be delivered to both Seller and Buyer within forty-five (45) days of the submission to the Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Purchase Price; and (c) Seller and Buyer will each bear half the fees and costs of the Accountant for such determination.

5. Exercise of Option. This Option may be exercised (“Exercise of Option”) by written notice to Optionor (the “Option Notice”) delivered at any time during the Option Period.

6. Termination of Option. This Option shall terminate upon the earliest to occur of:

6.1. The expiration of any Option Period without the Exercise Extension thereof, if permitted herein;

6.2. The occurrence of events giving rise to a termination right as provided in this Agreement and the exercise of such right; or

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6.3. The Exercise of Option.

7. Intentionally omitted.

8. Optionor’s Use of the Property During the Option Period

8.1. Optionor represents and warrants that Optionor uses the Property for an all suites hotel and uses ancillary thereto, and that no other parties or entities have any rights with respect to the Property, except for tenants under existing space leases providing services used in the operation of the hotel. Optionor shall be entitled to continue to use the Property for the foregoing uses.

8.2. From and after the Effective Date, Optionor will not knowingly cause environmental contamination on the Property

8.3. From and after the Effective Date, Optionor may encumber the Property only with Optionee’s prior written consent, which consent will not be unreasonably withheld. For purposes of this paragraph, “encumber” shall mean the grant with a term of more than one (1) year of space leases, easements, licenses or rights of way, but does not include financial obligations that can be paid at the closing of the sale of the Property pursuant to the Exercise of Option. Otherwise, Optionor may continue to operate the hotel in the ordinary course of business as Optionor has operated the hotel since acquisition in 1998, including but not limited to bookings of rooms and other business. Regarding space leases, Optionor represents and warrants as of the Effective Date, there are none with a term of more than one (1) year except as can be terminated upon sale of the Property.

9. Optionee’s Investigations.

9.1. Inspections. With prior written notice (“Notice of Inspection”) to Optionor of at least one (1) day, at all times during the Option Period, Optionee and Optionee’s agents, contractors and employees (each, an “Optionee Party”) shall have the right, subject to the rights of tenants and guests of the hotel, as well as Optionor’s right to operate the hotel in the ordinary course of business, to access the Property and to conduct any and all investigations of the Property which Optionee may deem advisable (collectively, “Inspections”). Such Inspections may include, but are not limited to, building inspections, structural and engineering studies, environmental assessments, geotechnical studies, soil tests, appraisals, surveys, title research, and tests for toxic or hazardous substances, wastes or materials. In connection with such Inspections, an Optionee Party shall be entitled to take samples from the Property. For purposes of this section, Notice of Inspection must be delivered to Optionor in care of either Mike DeNicola, Joel Eastman or Tim Van Allen. Optionee shall not contact the hotel directly to schedule Inspections, nor shall Optionee discuss hotel operations with any employee of Optionor other than the General Manager or the Chief Engineer.

9.2. Results. The results of all Inspections are for Optionee’s benefit only and may not be used by any other party, including Optionor, without Optionee’s prior written consent.

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9.3. Cooperation. Optionor shall not interfere with any testing materials which must temporarily be placed on the Property and shall cooperate with those persons performing the Inspections and shall request all occupants of the Property to similarly cooperate with Optionee’s rights to conduct the Inspections.

9.4. Restoration. If Optionee does not exercise this Option, Optionee shall return all areas of the Property disturbed by Optionee or on behalf of Optionee in the exercise of Optionee’s rights hereunder to a condition substantially similar to the condition existing prior to such disturbance.

9.5. Indemnification; Insurance. Optionee shall indemnify, defend and hold Optionor harmless from any damage caused by an Optionee Party during Inspections on the Property. Additionally, Optionee will maintain comprehensive general liability insurance including contractual liability coverage against claims for injury, wrongful death or property damage occurring upon, in or about the Property, to the extent attributable to an Optionee Party, with single limit coverage of not less than Two Million Dollars ($2,000,000) per occurrence, Three Million Dollars ($3,000,000) aggregate. In such policy or policies, Optionor shall be named as an additional insured, as Optionor’s interest may appear. Upon request, Optionee will provide Optionor certificates evidencing the existence and amounts of such policy or policies.

9.6. Delivery of Documents. Within ten (10) days after written request from Optionee, which request Optionee may make from time to time during the Option Period, Optionor shall deliver or cause to be delivered to Optionee, true and complete copies of all previously undelivered documents concerning the Property that Optionor has in Optionor’s possession, including, without limitation, the most recent copies of plans and drawings, surveys, title insurance commitments, binders and policies, environmental reports, financial operating statements, leases, license, management, service and employment agreements, parking agreements, easements and licenses.

10. Assignment. Optionee shall be entitled to freely assign all or any portion of its rights hereunder to any party, upon written notice thereof to Optionor, except if the proposed assignee does not, in Optionor’s good faith judgment, have sufficient financial worth or creditworthiness to ensure full and timely performance of the rights assigned, in which event, Optionor’s written consent to the assignment will be required. The confidentiality provisions of this Agreement shall continue to bind Optionor with respect to any person or entity that at any time during the Option Period is Optionee hereunder.

11. Confidentiality; Recording.

11.1. Optionor shall not disclose any of the terms of this Agreement, nor the identity of Optionee, to any third party (except on (i) a “need to know” basis to Optionor’s attorneys, accountants, real estate brokers, employees and consultants, who, in each instance, are obligated to keep such information confidential, or (ii) the reasonable determination by Optionor that such disclosure is required by law due to its parent company being publicly traded on the securities market) without the prior written authorization from Optionee. Optionor shall use reasonable efforts to secure and deliver confidentiality

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agreements signed by such third party that state that the third party agrees to be bound by this confidentiality provision. Optionor shall not record this Agreement or any memorandum thereof.

11.2. Optionee shall not disclose any of the terms of this Agreement to any third party (except on (i) a “need to know” basis to Optionee’s attorneys, accountants, real estate brokers, employees and consultants, who, in each instance, are obligated to keep such information confidential, or (ii) the reasonable determination by Optionee that such disclosure is required by law due to its parent company being publicly traded on the securities market, or (iii) as reasonably determined by Optionee to meet the requirements of the RFP) without the prior written authorization from Optionor. Optionee shall use reasonable efforts to secure and deliver confidentiality agreements signed by such third party that state that the third party agrees to be bound by this confidentiality provision. Optionee shall have the right at all times to record a memorandum of this Agreement, however, and Optionor shall fully cooperate with such recording, including without limitation providing notarized signatures of an authorized signatory of Optionor upon reasonable advance notice.

12. No Legal Actions Pending Optionor represents and warrants that there are no material actions, suits or proceedings, including without limitation, condemnation or eminent domain proceedings, pending or, to the best of Optionor’s knowledge, threatened against the Property or Optionor which involve, directly or indirectly, the Property. Optionor will promptly notify Optionee of any such proceedings. In the event any condemnation or eminent domain proceeding is actually filed and successfully prosecuted, and the outcome of which has materially damaged the operation of the hotel, this Agreement may be terminated at the election of Optionee by written notice to Optionor, whereupon the Option Payment paid by Optionee for the then current Option Period shall be prorated and refunded to Optionee. This prorated portion will be calculated by subtracting from 365 the number of days in the then current Option Term until but not including the date of written notice of termination, then dividing that difference by 365, then multiplying that fraction by the Option Payment paid by Optionee for the then current Option Term.

13. Compliance. To the current actual knowledge of Optionor, without independent investigation, since the receipt by Optionor of that certain Phase I Environmental Assessment of the Property dated March 31, 1998 prepared by Dames & Moore under Project # 39026-003-129 (a copy of which has been delivered to and receipt thereof is acknowledged by Optionee) Optionor has received no written notice that the Property is in violation of any Federal, state or local environmental laws or regulations, including but not limited to, those related to hazardous waste, hazardous substances, and similar materials (all as defined in such laws and regulations).

14. Notices. All notices shall be in writing and shall be sent by U.S. mail, certified with return receipt requested, by overnight delivery, or by personal delivery. All mailed notices shall be deemed given three (3) days after being placed in the U.S. Mail as aforesaid unless in fact received earlier and notices given by delivery shall be deemed delivered on the date of delivery or the date such delivery is refused. Notice shall be delivered or mailed to the addresses by the signatures below until changed by notice as provided herein.

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15. Remedies Upon Breach. If either party breaches any of the obligations, representations, warranties or covenants set forth in this Agreement, the non-breaching party shall be entitled to exercise any remedies in law or equity, including the right of specific performance and injunctive relief; provided, however, monetary damages may be recovered only for actual damages paid to third parties; and further provided that the breaching party was given notice of and a reasonable opportunity to cure such breach. Additionally, if Optionor breaches any of the obligations, representations, warranties or covenants set forth in this Agreement, then Optionee will be entitled to recover from Optionor all Option Payments, provided Optionor was given notice of and a reasonable opportunity to cure such breach. After Exercise of Option, the remedies set forth in the Sale and Purchase Agreement shall prevail.

16. Prevailing Party. In the event any litigation or other proceeding is commenced to enforce the rights of any party to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses incurred in prosecuting or defending any such litigation or other proceeding, including, without limitation, reasonable attorney fees, expenses and court costs.

17. Binding Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

18. Brokers and Commissions. Optionee represents and warrants that it has engaged the services of no real estate broker other than Solon Gershman, Inc. through agent Barry Sandweiss (“Optionee’s Broker”) in connection with Optionee’s option for purchase of the Property. Seller represents and warrants that it has engaged the services of no real estate broker in connection with the sale of the Property. Optionee and Optionor have been informed and understand that Optionee’s Broker is representing only Optionee. If Optionee purchases the Property pursuant to this Agreement, Optionor shall pay to Optionee’s Broker a finder’s fee equal to one percent (1%) of the Purchase Price and Optionee shall pay the balance of any broker’s commission due to Optionee’s Broker pursuant to a separate agreement between Optionee and Optionee’s Broker. Each party shall indemnify and hold the other party harmless from and against any loss, cost, damage, claim, demand or expense (including attorney fees and expenses), resulting from any breach by the indemnifying party of its representations, warranties and obligation under this paragraph.

19. Authority. The persons executing this Agreement on behalf of each party hereby represent and warrant to the other party that such person has the full authority to enter into this Agreement and such party is able to faithfully and timely perform each and every term of this Agreement, without the necessity of the consent, joinder or approval of any other party.

20. Optionor’s Right to Terminate During the Second Extension Term. Optionor shall have the right to terminate this Agreement during the Second Extension Term (“Optionor’s Termination Right”) as follows:

20.1. At any time during the Second Extension Term, Optionor may (but is not obligated to) notify Optionee by written notice (the “Termination Notice”) that Optionor has received a bona-fide offer (the “Offer”) to purchase the Property and therefore Optionor desires to terminate this Agreement thirty (30) days after Optionee’s receipt of

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the Termination Notice. The Termination Notice shall include a copy of the Offer, from which the name of the offeror and the financial terms may be redacted. If the Termination Notice fails to include a copy of the Offer, the notice shall not constitute a Termination Notice and Optionor shall not have exercised Optionor’s Termination Right. Optionee covenants not to directly or indirectly contact the party making the Offer about the Offer or the Property unless and until Optionee exercises the Option and purchases the Property.

20.2. At any time after receipt of the Termination Notice and prior to the Termination Date, Optionee may exercise the Option as otherwise provided in this Agreement, and, if so exercised, (i) this Agreement shall not terminate due to Optionor’s Termination Right, and (ii) the Closing will be within thirty (30) days after the date of the Option Notice.

20.3. If Optionee does not exercise the Option prior to the Termination Date, then this Agreement shall terminate as of the Termination Date.

20.4. If Optionee notifies Optionor by written notice prior to the Termination Date that Optionee does not intend to exercise the Option, then the date of such notice shall become the Termination Date and this Agreement shall terminate as of the Termination Date.

20.5. If this Agreement is terminated due to Optionor’s Termination Right, then within five (5) business days after the Termination Date, Optionor shall refund to Optionee a prorated portion of the Option Payment paid by Optionee for the Second Extension Term. This prorated portion will be calculated by subtracting from 365 the number of days in the Second Extension Term until but not including the Termination Date, then dividing that difference by 365, then multiplying that fraction by the Option Payment paid by Optionee for the Second Extension Term.

20.6. If Optionor does not sell the Property pursuant to the Offer, then Optionor shall so notify Optionee within ten (10) business days of the scheduled closing under the Offer. At Optionee’s election, by written notice to Optionor within twenty (20) business days after Optionee’s receipt of such notice and repayment of the prorated portion of the Option Payment refunded pursuant to the previous paragraph, this Agreement can then be reinstated upon the terms and conditions that were remaining as of the Termination Date.

21. Sale and Purchase Agreement. Attached as an exhibit to this Agreement is a form of Sale and Purchase Agreement (“Sale and Purchase Agreement”). Upon the Exercise of Option, such Sale and Purchase Agreement shall be fully executed and shall immediately become effective, and Optionor (“Seller” in the Sale and Purchase Agreement) and Optionee (“Purchaser” in the Sale and Purchase Agreement) shall be bound by the terms and provisions thereof.

[Signatures on next page]

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In witness whereof, Optionor and Optionee enter into this Option Agreement, which can be signed in counterparts and by facsimile.

OPTIONOR:		OPTIONEE:
FelCor Lodging Limited Partnership f/k/a		IOC - City of St. Louis, LLC
FelCor Suites Limited Partnership

By: FelCor Lodging Trust Incorporated,
General Partner		By:	/s/ David J. Harris
		Name:	David J. Harris
		Title:	Authorized Agent
By:	/s/ Joel M. Eastman	Date:	November 13, 2003
Name:	Joel M. Eastman
Title:	VP/Senior Real Estate Counsel
Date:	November 12, 2003	Address for Notices:
Gallop, Johnson & Neuman, L.C.
Attn: David J. Harris
Address for Notices:		101 S. Hanley, Suite 1600
FelCor Lodging Trust		St. Louis, Missouri 63105
545 E. John Carpenter Freeway
Suite 1300
Irving, Texas 75062-3933
Attn: Joel M. Eastman

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FELCOR LODGING TRUST

SALE AND PURCHASE AGREEMENT

By and Between

FELCOR LODGING LIMITED PARTNERSHIP

[Seller]

and

IOC - CITY OF ST. LOUIS, LLC

[Purchaser]

EMBASSY SUITES, ST. LOUIS – DOWNTOWN

St. Louis City, Missouri

TABLE OF CONTENTS

I. Definitions; Sale and Purchase; Contingency Period		2
1.1	Definitions.	2
1.2	Sale and Purchase.	4
1.3	Access.	4
II. Consideration		5
2.1	Consideration.	5
2.2	Earnest Money.	5
III. Survey		6
3.1	Survey.	6
IV. Title Insurance		6
4.1	Title Commitment.	6
4.2	Title Conveyed.	7
V. Representations, Warranties, Covenants		7
5.1	Seller’s Representations and Warranties.	7
5.2	Purchaser’s Representations and Warranties.	9
5.3	Remedies Regarding Representations and Warranties.	10
5.4	Covenants.	11
5.5	Conditions Precedent to Purchaser’s Obligations.	12
5.6	Conditions Precedent to Seller’s Obligations.	13
5.7	Financial Statements.	13
VI. Remedies		14
6.1	Seller’s Remedies.	14
6.2	Purchaser’s Remedies.	14
6.3	Attorneys’ Fees.	14
VII. Closing Matters		14
7.1	Closing Date.	14
7.2	Adjustment and Pro-rations.	15
7.3	Guest Property in Seller’s Possession on Closing Date.	17
7.4	Closing Documents.	17
7.5	Closing Costs.	18
7.6	Real Estate Commissions.	18
7.7	Hotel Employees.	19
7.8	Disbursements and Other Actions by Escrow Agent.	19
7.9	Survival.	20
VIII. Condemnation and Risk of Loss		20
8.1	Condemnation and Casualty.	20
IX. Miscellaneous		21
9.1	Entire Agreement.	21
9.2	Binding Effect.	21
9.3	Notices.	22
9.4	Governing Law.	22
9.5	Section Headings.	23
9.6	Obligations.	23

9.7	Counterparts.	23
9.8	Non-recordation.	23
9.9	Time of the Essence.	23
9.10	Invalid Provisions.	23
9.11	Computation of Time.	23
9.12	Seller’s Knowledge.	23
9.13	Confidentiality.	24
9.14	Intentionally Omitted.	24
9.15	Tax-Free Exchange.	24
9.16	Assignment by Seller.	24
9.17	Amendment to the Agreement/Waiver of Matters or Conditions.	25
9.18	Relationship of Parties.	25
EXHIBIT “A”		26

List of Exhibits

Exhibit “A”	Legal Description
Exhibit “B”	Space Leases
Exhibit “C”	Hotel Contracts
Exhibit “D”	Operations Permits
Exhibit “E”	Violations of Laws, Ordinances or Regulations
Exhibit “F”	Pending Litigation

ii

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (“Agreement”), dated as of the Effective Date, hereinafter defined, is made by and between FELCOR LODGING LIMITED PARTNERSHIP (“Seller”), a Delaware limited partnership, having an address at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062, and IOC - CITY OF ST. LOUIS, LLC (“Purchaser”), a Missouri limited liability company, having an address at c/o Gallop, Johnson & Neuman, L.C., Attn: David J. Harris, 101 South Hanley, Suite 1600, St. Louis, MO 63105.

I.

Definitions; Sale and Purchase; Contingency Period

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the meanings indicated:

(a) Asset Manager shall mean Kate Mashburn.

(b) Bookings shall mean contracts, reservations and sales files for the use or occupancy of guest rooms and/or the banquet facilities of the Hotel, to be provided to Purchaser at the Closing.

(c) Books and Records shall mean all of Seller’s records, files, computer data, and other documentation at the Hotel relating to the operation of the Hotel, including the Bookings.

(d) Closing shall mean the consummation of the purchase and sale of the Property pursuant to this Agreement.

(e) Closing Date shall mean the date specified in Section 7.1.

(f) Code shall mean the Internal Revenue Code of 1986, as amended.

(g) Consumables shall mean all opened and unopened food and beverages (non- alcoholic and to the extent that Seller is permitted by applicable law to transfer same to Purchaser alcoholic) whether in use or held in reserve storage for future use in connection with the operation of the Hotel.

(h) Contingency Period - Not Applicable.

(i) Cut-off Time shall mean 11:59 p.m. on the date preceding the Closing Date.

(j) Effective Date shall mean the date of the Exercise of Option as set forth in the Option Agreement.

(k) Escrow Agent shall mean the Title Company specified in Section 4.1.

(l) Expendables shall mean all china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, printing, stationery, uniforms and similar items, whether in use or held in reserve storage for future use in connection with the operation of the Hotel.

(m) Franchise Agreement shall mean that certain franchise agreement currently in effect between DJONT Leasing, L.L.C. and Franchisor, entitled “Embassy Suites License Agreement”, dated May 1, 1998.

(n) Franchisor shall mean Promus Hotels, Inc.

(o) Furnishings shall mean all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property (other than the Expendables and the Consumables) located at the Property or held in reserve storage for future use in connection with the Hotel, subject to such depletions, substitutions and replacements as shall occur and be made in the ordinary course of business prior to the Closing Date.

(p) Ground Lease (not applicable).

(q) Hazardous Substances shall mean any substance or material which (A) has been or is at any time determined by any state or federal court in a reported decision to be a waste, pollutant, contaminant, hazardous waste or hazardous substance, (B) has been or is determined by any governmental authority to be a waste, pollutant, contaminant, hazardous waste, hazardous substance or hazardous material capable of posing a risk of injury to health, safety or property, or (C) is described as, or has been or is determined to be a waste, pollutant, contaminant, hazardous waste, hazardous substance, or hazardous material under any Hazardous Waste Law.

(r) Hazardous Waste Law shall mean any law, statute, ordinance, code, rule, regulation, decree, resolution or requirement promulgated by any governmental authority with respect to Hazardous Substances, including, without limitation, the following: (A) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (B) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (C) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (D) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (E) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; (F) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (G) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (H) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and (I) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

(s) Hotel shall mean the hotel and all of its facilities located at 901 North First Street, St. Louis, Missouri 63102 and currently known as the Embassy Suites St. Louis – Downtown.

(t) Hotel Contracts shall mean all service and maintenance contracts, union contracts, collective bargaining agreements, employee benefit plans, equipment leases, Bookings, and other contracts or agreements, relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties, except for the Franchise Agreement, the Management Agreement and the Tenant Lease.

(u) Hotel Employees shall mean the persons employed by Manager to operate the Hotel.

(v) Improvements shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property, located on the Land.

(w) Land shall mean the land having a street address at 901 North First Street, St. Louis, Missouri 63102 and more particularly described in Exhibit “A” to this Agreement upon which the Hotel is situated, together with all appurtenances thereto.

(x) Manager shall mean Promus Hotels, Inc.

(y) Management Agreement shall mean that certain management agreement currently in effect between Manager and Tenant.

(z) Option Agreement shall mean that certain Option Agreement dated as of November 11, 2003 by and between Seller and Purchaser, which is incorporated herein and made a part hereof for all purposes.

(aa) Permits shall mean all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Hotel, including, without limitation, those necessary for the sale and on-premises consumption of liquor and other alcoholic beverages.

(bb) Permitted Exceptions shall mean, collectively, (i) the Space Leases, (ii) any lien, encumbrance or security interest created by Purchaser at Closing in connection with Purchaser’s acquisition of the Hotel, (iii) any exceptions to title that are mutually agreed upon by Seller and Purchaser in writing, and (iv) any survey matters or title exceptions to which Purchaser does not object in accordance with Section 3.1 or Section 4.1, and (v) any survey matters or title exceptions to which Purchaser objects that are not cured and which Purchaser is deemed to have accepted and approved in accordance with Section 3.1 or Section 4.1; provided, however, that (x) zoning ordinances and regulations, (y) mechanic’s liens caused by Purchaser or its agents, and (z) standard title exceptions, other than those that may be removed by the execution and delivery of a customary affidavit of Seller (in form reasonably acceptable to Seller) in favor of the Title Company, shall not be deemed Permitted Exceptions whether or not Purchaser objects thereto.

(cc) Property shall mean the Land and Improvements.

(dd) Space Leases shall mean all leases and other agreements (written or oral) for the occupancy of office, retail or restaurant space at the Property.

(ee) Tenant shall mean DJONT Leasing, L.L.C.

(ff) Tenant Lease shall mean that certain lease agreement currently in effect between Seller and Tenant.

(gg) Transferred Property shall have the meaning set forth in Section 1.2.

1.2 Sale and Purchase. Subject to the exercise of Option (as defined in the Option Agreement), by Purchaser, Seller agrees to sell the Property, the Furnishings, the Consumables (subject to the credit to Seller in Section 7.2 (l)), the Expendables, the assignable Hotel Contracts, the Space Leases and the assignable Permits (collectively, the “Transferred Property”) to Purchaser, and Purchaser agrees to acquire the Transferred Property from Seller, subject to the terms, covenants, conditions and provisions set forth in this Agreement.

1.3 Access.

(a) Purchaser may, subject to the rights of the tenants and guests of the Hotel, perform such physical inspections, surveys and studies, and review such other matters related to the Property (including, without limitation, the Hotel Contracts, the Space Leases, the Permits,

and all applicable books and records), as Purchaser deems reasonably necessary for its review of the Property (collectively, “Inspections and Studies”). In connection therewith, Purchaser shall have the right, at its sole risk, responsibility, cost and expense, to enter upon the Property at reasonable times and with reasonable notice to the Hotel’s Asset Manager for the purpose of conducting such Inspections and Studies. Purchaser shall indemnify, defend and hold Seller harmless from any actions, suits, liens, claims, damages, expenses, losses and liabilities (including reasonable attorneys’ fees and expenses) arising from or related to Purchaser’s or its agents or contractors entry upon the Property or any such Inspections and Studies, which indemnity shall survive the Closing and any termination of this Agreement. After any such entry, Purchaser shall promptly restore the Property to its prior condition, if its condition was changed by such entry.

(b) Prior to the Closing, all contact by Purchaser at the Hotel shall be through the Hotel’s General Manager.

(c) Not Applicable

(d) Not Applicable

(e) Purchaser agrees, at Closing, to assume all of the Hotel Contracts, to accept the Property subject to all Hotel Contracts, and pay any transfer fee due under any Hotel Contract. Any Hotel Contract that by its terms is not assignable, shall be terminated by Seller as of the Closing Date, and Seller shall pay the cost of any termination fee to Seller as additional Purchase Price at closing. Purchaser will be solely responsible for obtaining the consent to the transfer of any Hotel Contract, which by its terms requires such consent.

II.

Consideration

2.1 Consideration. In consideration of the sale of the Transferred Property, Purchaser shall pay to Seller cash in the amount as set forth in Section 4 of the Option Agreement (the “Purchase Price”), payable as follows:

(a) One Thousand and No/100 Dollars ($1,000) as an earnest money deposit (together with any interest earned thereon, the “Earnest Money”), which shall be sent by Seller by bank cashier’s check or wire transfer to Escrow Agent upon mutual execution of this Agreement; and

(b) the balance of the Purchaser Price, plus or minus costs and pro-rations, as provided hereafter in Section 7.2, at the closing of the purchase and sale of the Property (“Closing”) by wire transfer of immediately available good funds to Escrow Agent prior to the Closing (“balance of the Purchase Price”).

2.2 Earnest Money. The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to terms of this Agreement. If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur, the Earnest Money shall be held and delivered as provided in this Agreement.

(a) Seller and Purchaser acknowledge and agree that the Earnest Money shall be nonrefundable to Purchaser upon expiration of the Contingency Period, except upon (x) the failure of any condition precedent to Purchaser’s obligation to purchase the Property, or (y) a breach by Seller hereunder.

III.

Survey

3.1 Survey.

(a) Within ten (10) days from the Effective Date, Seller shall deliver to Purchaser its most recent survey in respect of the Property (“Survey”). Purchaser shall, on or before the expiration of ten (10 days from the later date of (i) receipt of the Survey or (ii) receipt of the Title Commitment (“Objection Period”), approve or disapprove in writing the Survey. Purchaser’s failure to either timely approve or disapprove in writing the Survey shall be deemed to constitute Purchaser’s approval of the same. If Purchaser timely objects to any matters on the Survey, then Seller shall have the right, but not the obligation, to attempt to cure or cause to be cured such objections to the Survey. Seller shall have until 5:00 p.m. (Central Time) on the date which is ten (10) days after the Objection Period (“Cure Date”) to cure Purchaser’s objections the Survey. If Seller timely cures such objections to the Survey, then the Survey shall be deemed approved. If Seller does not timely cure the Survey, then Purchaser shall, on or before five (5) days after the Cure Period, either (i) terminate this Agreement by depositing with Seller and Escrow Agent a written notice of termination, whereupon Escrow Agent shall release and return the Earnest Money to Purchaser, or (ii) waive in writing its objection to the Survey. Purchaser’s failure to timely deposit with Seller and Escrow Agent a written notice of termination or waive its objection to the Survey shall be deemed to constitute Purchaser’s waiver of its objection to the Survey.

(b) Provided that Purchaser does not terminate this Agreement under Section 1.3 above, this Section 3.1 or Section 4.1 below, within ten (10) days after the expiration of the Contingency Period, Seller shall cause the Survey to be re-certified to Purchaser and to Purchaser’s lender in form required by Purchaser (subject to Seller’s reasonable approval) and to be updated or otherwise modified to allow the Title Company to issue at the Closing an extended coverage ALTA owner’s policy of title insurance in favor of Purchaser covering the Property. Purchaser shall have ten (10) days after receipt of the updated Survey to object to any material matters disclosed therein which were not disclosed on the Survey.

IV.

Title Insurance

4.1 Title Commitment. Within ten (10) days from the Effective Date, Seller will deliver to Purchaser a preliminary title report (and complete legible copies of all documents or items referenced therein as exceptions) issued by Stewart Title North Texas, 1717 Main Street, Suite 3500, Dallas, Texas 75201, 214/220-2060, (Attn: Joyce Beal) as agent for Stewart Title Guarantee Corporation (“Title Company”) in respect of the Property (collectively, “Title Commitment”). Purchaser shall, on or before the expiration of the Objection Period, approve or disapprove in writing the Title Commitment. Purchaser’s failure to either timely approve or disapprove in writing the Title Commitment shall be deemed to constitute Purchaser’s approval of same, and such shall then become Permitted Exceptions. If Purchaser timely disapproves any item set forth in the Title Commitment, then Seller shall have the right, but not the obligation, to attempt to cure or cause to be cured such disapproved item. Seller shall have until 5:00 p.m.

(Central Time) on the Cure Date to cure such disapproved item. If Seller timely cures all disapproved items, then the Title Commitment shall be deemed approved, and all other exceptions therein shall then become Permitted Exceptions. If Seller does not timely cure all disapproved items, then Purchaser shall, on or before five (5) days after the Cure Period, either (i) terminate this Agreement by depositing with Seller and Escrow Agent a written notice of termination, whereupon Escrow Agent shall release and return the Earnest Money to Purchaser, or (ii) waive in writing its objection to the disapproved items, which shall then become Permitted Exceptions. Purchaser’s failure to timely deposit with Seller and Escrow Agent a written notice of termination or waive its objection to the disapproved items shall be deemed to constitute Purchaser’s waiver of its objection to said items and such shall become Permitted Exceptions.

4.2 Title Conveyed. Seller shall, on the Closing Date, convey to Purchaser fee title to the Property.

V.

Representations, Warranties, Covenants

and Conditions Precedent

5.1 Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a) Seller is a duly organized and validly existing limited partnership, is in good standing in the State of Delaware, and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement has been or will be duly authorized by all necessary and appropriate partnership action of Seller.

(c) No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement except for such consents as shall be obtained by Seller prior to the Closing.

(d) There are no Space Leases affecting all or any portion of the Transferred Property except as set forth in Exhibit “B” to this Agreement, which Exhibit “B” and copies of the Space Leases containing all material provisions thereof will be delivered to Purchaser within ten (10) days from the Effective Date. To the best of Seller’s knowledge, all of the Space Leases to be described in Exhibit “B” are in full force and effect, and there are no material defaults by any party thereunder, nor any circumstance existing that, but for giving of notice or passage of time, constitutes a material default.

(e) To the best of Seller’s knowledge, there are no Hotel Contracts affecting the Transferred Property except as set forth in Exhibit “C” to this Agreement, which Exhibit “C” and copies of the Hotel Contracts containing all material provisions thereof will be provided to Purchaser within ten (10) days from the Effective Date. All of the Hotel Contracts to be described in Exhibit “C” are in full force and effect, and there are no material defaults by any party thereunder, nor any circumstance existing that, but for giving of notice or passage of time, constitutes a material default.

(f) To the best of Seller’s knowledge, all Permits necessary for the operation of the Hotel are set forth in Exhibit “D” to this Agreement, which Exhibit “D” and copies of the Permits containing all material provisions thereof will be delivered to Purchaser within ten (10) days from the Effective Date. Except as otherwise disclosed to Purchaser in writing, Seller has received no written notice of any material violations of any Permit.

(g) Except as otherwise disclosed to Purchaser on Exhibit “E” to this Agreement, which will be delivered to Purchaser within ten (10) days from the Effective Date, Seller has received no written notice of material violations of laws, ordinances, orders or regulations (“Laws”) of governmental or quasi-governmental authorities with respect to the Transferred Property (including, without limitation, those related to environmental, zoning, land-use, labor or employment matters).

(h) Except as otherwise set forth on Exhibit “F” to this Agreement, which will be delivered to Purchaser within ten (10) days from the Effective Date, Seller is not currently involved in any litigation or other proceedings which, if, adversely determined, would have a material adverse effect on operation of the Transferred Property, or the financial condition or results of operations of the Transferred Property, nor has Seller received any written notice that any such litigation or other proceedings are to be instituted.

(i) Within ten (10) days from the Effective Date, Seller will provide to Purchaser (i) all existing copies, in Seller’s possession or control, of all bills for real estate and personal property taxes and assessments for the current tax year and the two (2) immediately preceding tax years, and (ii) to the best of Seller’s knowledge, a true and complete list by position only, without names, of the current Hotel Employees, together with a schedule setting forth the compensation and fringe benefits (including, but not limited to, benefit plans) accorded to such Hotel Employees.

(j) Within ten (10) days from the Effective Date, Seller shall deliver to Purchaser financial statements for the Hotel (consisting of un-audited financial statements for the last three (3) years to the extent they have been prepared and are in the Seller’s reasonable control or possession) and that, to the best of Seller’s knowledge, all of these financial statements are in all material respects true and correct and fairly represent the financial condition of the Hotel as of the dates stated therein and there have been no material adverse change in the financial condition of the Hotel since the date of such statements.

(k) Seller owns good and marketable title to the Consumables, Expendables and Furnishings (other than those items leased or loaned to Seller as described in Exhibits “B” and “C”) subject only to the Permitted Exceptions.

(l) Other than the agreements disclosed in this Agreement and the Exhibits to this Agreement, there are no agreements, written or oral, affecting the Transferred Property, which would be binding on Purchaser following the Closing.

(m) Seller is not a “foreign person” as defined in the Code.

(n) All sales taxes (other than those sales taxes, if any, arising from the sale of the Transferred Property from Seller to Purchaser), hotel/motel occupancy taxes and similar taxes that are due as of the Closing Date in the ordinary course of business have been paid in full (or will be provided for at the Closing pursuant to the provisions of Section 7.2 below) and all required reports and returns relating thereto have been, or will be, timely filed.

5.2 Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a) Purchaser is a duly organized and validly existing limited liability company, is in good standing in the State of Missouri and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery of this Agreement has been or will be duly authorized by all necessary and appropriate limited liability company action of Purchaser.

(c) No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement except for such consents as shall be obtained by Purchaser prior to the Closing.

(d) Purchaser is an experienced purchaser and operator of hotels and real property such as the Property, and Purchaser acknowledges and agrees that Purchaser has made or will make prior to Closing, such independent investigations, inspections, analyses and research as Purchaser has deemed necessary or appropriate (or, in the alternative, Purchaser has elected at its risk not to make such investigations, inspections, analyses and research), concerning the condition, ownership, use and operation of the Property, including, but not limited to, investigations, inspections, analyses and research of: (i) present and future laws, statutes, rules, regulations, ordinances, limitations, restrictions or requirements concerning the use, location and suitability of the Property or any existing or proposed development or build-out or condition thereof (collectively “Regulations”), including, but not limited to, zoning, environmental and other such Regulations; (ii) the necessity and availability of any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Property (collectively, “Approvals”); (iii) the necessity or existence of any dedications, fees, charges, costs or assessments that may be imposed in connection with any Regulations or the obtaining of any Approvals; (iv) the economic value of the Property; (v) the seismic and structural integrity of the Improvements; (vi) any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Property; (vii) the extent or condition of title to the Property and the extent of existing encumbrances against the Property, both as reflected in the Survey and Title Commitment; (viii) the operation and management of the Hotel; (ix) any labor union or employment matters affecting the Hotel; and (x) the presence, use, transportation or storage of Hazardous Substances on, over, under or nearby the Property.

(e) Purchaser is relying solely upon its own inspections, investigations, research and analyses of the matters set forth in Section 5.2(d) above in entering into this Agreement and, except for the representations and warranties of Seller set forth in Section 5.1 above, is not relying in any way upon any representations, warranties, statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written (all such matters herein referred to as the “Delivered Information”), express or implied, of any nature whatsoever regarding any such matters. Except as otherwise provided in Section 5.3 below, Seller shall have no liability with respect to the accuracy or completeness of the Delivered Information.

(f) Subject to the representations and warranties of Seller set forth in Section 5.1 above, Purchaser agrees that: (i) Purchaser shall accept the Property in its present state and condition and “AS-IS WITH ALL FAULTS”; (ii) Seller shall not be obligated to do any restoration, repairs or other work of any kind or nature whatsoever on the Property and, specifically, but without derogating from the generality of the foregoing, Seller shall not be responsible for any work on or improvement of the Property necessary (A) to cause the Property to meet any applicable laws, statutes, ordinances, rules, regulations, codes, covenants, conditions or restrictions dealing with the presence, use, transportation or storage of Hazardous Substances, or (B) to repair, retrofit or support any portion of the Improvements due to the seismic or structural integrity (or any deficiencies therein) of the Improvements; and (iii) no patent or latent condition affecting the Property in any way, whether or not known or discoverable or discovered after the Closing Date, shall affect Purchaser’s obligation to purchase the Property or to perform any other act otherwise to be performed by Purchaser under this Agreement, nor shall any such condition give rise to any action, proceeding, claim or right of damage or rescission against Seller.

5.3 Remedies Regarding Representations and Warranties. By executing and delivering the documents listed in Section 7.4(a) below, Seller shall be deemed to have made all of the foregoing representations and warranties of Seller in Section 5.1 above, as of the date hereof and as of the Closing. Should any of such representations and warranties be found to be incorrect in any material respect prior to the Closing, Seller shall have the option, but not the obligation, to cure same by Closing, and the Closing shall be postponed until five (5) days following Purchaser’s receipt of proof satisfactory to Purchaser that such matters have been cured; provided, however, if Seller is unable or unwilling to cure the same within fifteen (15) days from the scheduled Closing Date, Purchaser shall have the option either to waive the same and close this transaction or to terminate this Agreement. In the event Purchaser elects to terminate this Agreement pursuant to this Section 5.3, Escrow Agent shall return the Earnest Money to Purchaser and neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except that (i) Seller shall pay the expenses of Escrow, and (ii) Purchaser shall continue to be obligated under the indemnity provisions set forth in Section 1.3 above and the confidentiality provisions set forth in Section 9.13 below. In the event Purchaser elects to waive Seller’s incorrect representations and warranties and close this transaction, such waiver shall be deemed to include any and all claims associated with the same, including any post-closing survivability or post-closing indemnity. The representations and warranties of Seller shall survive the Closing for a period of one (1) year, and Seller shall indemnify and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted against Purchaser and arises from a breach of Seller’s representation or warranty, provided that Purchaser shall advise Seller of such breach within one year after the Closing. Notwithstanding any other provision contained in this Section 5.3 to the contrary, (a) Seller shall be obligated to indemnify and hold Purchaser harmless with respect only to losses, damages, liability, claims, costs or expense (including, without limitation, reasonable attorneys’ fees) to the extent caused by one or more breaches of Seller’s warranties and representations which in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000.00) however, in such event, Purchaser shall be indemnified to the full extent of such losses, damages, liability, claims, costs or expense of Purchaser, subject to the provisions of Section 5.3 (b) below and (b) Purchaser shall have no right to file an action for rescission in connection with any breaches of Seller’s representations or warranties and Seller’s aggregate liability to Purchaser with respect to any and all such breaches of Seller’s representations or warranties (excluding the representations and warranties set forth in Sections 5.1(k), 5.1(m) and 5.1(n) for which there shall be no limitation on liability) shall not exceed ten percent (10%). If the Purchase Price and Purchaser hereby waives any damages, costs and expenses in excess of 10% of the Purchase Price. This Section 5.3 shall survive the Closing provided, however, Purchaser’s rights to assert a claim hereunder shall survive Closing for a period of one (1) year only.

5.4 Covenants. Seller or Purchaser, as applicable, covenant and agree that prior to the Closing (and with respect to Section 5.4(l) below, from and after the Closing)

(a) Seller shall assist Purchaser and Purchaser’s agents, on or before Closing, in acquiring all information necessary to enable Purchaser’s agents and Seller’s agents to compute the pro-rations described in Section 7.2 of this Agreement.

(b) Seller will not sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Transferred Property or any interest therein except for Furnishings, Consumables and Expendables which are sold or consumed and replaced or replenished by Seller in the ordinary course of business, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(c) Seller will not amend in any material respect or terminate any Space Leases, Hotel Contracts or Permits without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such amendment or termination, such failure to respond shall be deemed to constitute Purchaser’s approval of same, Seller will pay all charges prior to delinquency under such agreements, and Seller will perform all of its obligations under such agreements.

(d) Seller will not enter into any contracts, licenses, easements or other agreements relating to the Transferred Property which will obligate Purchaser or be a charge or lien against the Property, except those necessary to continue the operation of the Hotel in the ordinary course of business and which are terminable without penalty on no more than thirty (30) days notice, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such matters, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(e) Seller will cause the Transferred Property to be operated and maintained in the manner in which it is being operated and maintained as of the date of this Agreement which undertaking includes, but is not limited to, (i) maintaining Expendables, Furnishings and Consumables of such quantities and quality as are consistent with Seller’s current practices and (ii) instructing Manager to enter into Bookings on Seller’s behalf in the ordinary course of business.

(f) If applicable, Seller will cooperate in all reasonable respects (which shall include, without limitation, supplying information known to Seller and execution of such documents as may be legally required) with Purchaser in connection with the application for transfer of any existing alcoholic beverage licenses held by Seller or its agent in connection with its operation of the Hotel (the “Liquor License”) to Purchaser or Purchaser’s application for a new Liquor License (as the case may be, the “Liquor Application”). Purchaser shall diligently and in good faith proceed with the Liquor Application, and use commercially reasonable efforts to have the Liquor License either transferred to Purchaser, or a new Liquor License obtained, prior to Closing. Without limiting the generality of the foregoing, if the Purchaser is unable to obtain the transfer of the Liquor License or to obtain a new Liquor License prior to the Closing, then, on the Closing Date, Seller shall use reasonable efforts (not to include by Seller the expenditure of any money or guaranty of any obligation) to arrange for Manager to agree to enter into an interim arrangement with Purchaser for a period not to exceed ninety (90) days (the “Interim Agreement”) whereby Manager shall operate for the fee below the liquor concessions at the Hotel on behalf of Purchaser pending the transfer or issuance of the Liquor License to Purchaser and Purchaser shall in the Interim Agreement, indemnify, defend and hold Seller and Manager harmless from and against any and all claims, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising in connection with such operation. If Manager so agrees, Purchaser shall pay directly to Manager at Closing a fee for such Interim Agreement of One Thousand Dollars ($1000.00) per month or a total of Three Thousand Dollars ($3,000.00), with the Interim Agreement providing for a refund to Purchaser for any month such Interim Agreement is not in effect.

(g) Seller will give the appropriate notice to Manager and shall take all other action reasonably necessary to terminate the Management Agreement effective on the Closing Date. Seller will also give the appropriate notice to Tenant and shall take all other action reasonably necessary to terminate the Tenant Lease effective on the Closing Date.

(h) Seller will maintain until the Closing Date the Hotel’s existing insurance coverage.

(i) Seller will not take any actions that will (i) materially adversely affect title to the Transferred Property, and (ii) cause the representations or warranties of Seller set forth in Section 5.1 above to be materially untrue as of the Closing Date.

(j) At the Closing, Purchaser shall become the owner of all Books and Records; provided, however, Seller or Manager may prior to or at the Closing photocopy and remove from the Hotel any of the Books and Records other than the Bookings. Following the Closing, Purchaser shall allow Seller and Seller’s representatives reasonable access to the Books and Records. Purchaser shall retain possession and control of the Books and Records for a period of not less than four (4) years after the Closing Date.

5.5 Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

(a) Seller’s representations and warranties set forth in this Agreement shall continue to be materially true and accurate, irrespective (for purposes of this Section 5.5(a) only) of any qualification therein for “Seller’s knowledge.”

(b) Seller shall have performed all of its material obligations under this Agreement.

(c) Subject to the provisions of Article VIII, the Transferred Property shall on the Closing Date be in the same condition as on the expiration of the Contingency Period except as attributable to ordinary wear and tear and depletion and replenishment of Consumables and Expendables in the ordinary course of business.

(d) The Franchise Agreement, Tenant Lease and Management Agreement shall each be terminated as of the Closing Date and Seller shall deliver possession of the Property to Purchaser at the Closing Date free and clear of such Agreements (subject to the provisions of Section 5.6 below).

If any of the foregoing conditions have not been satisfied as of the Closing Date, then Purchaser shall be entitled to terminate this Agreement by giving Seller written notice to such effect, whereupon Escrow Agent shall return the Earnest Money to Purchaser and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) Seller shall pay the expenses of Escrow, and (ii) Purchaser shall continue to be obligated under the indemnity provisions set forth in Section 1.3 above and the confidentiality provisions set forth in Section 9.13 below. In the event Purchaser elects not to terminate this Agreement, then such unsatisfied condition shall be deemed waived by Purchaser.

5.6 Conditions Precedent to Seller’s Obligations. Seller’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

(a) Purchaser’s representations and warranties set forth in this Agreement shall continue to be materially true and accurate.

(b) Purchaser shall have performed all of its material obligations under this Agreement.

If (a) and (b) of the foregoing conditions have not been satisfied as of the Closing Date then Seller shall be entitled to terminate this Agreement by giving Purchaser written notice to such effect, whereupon Escrow Agent shall return the Earnest Money to Purchaser and the parties shall thereafter have no further rights or liabilities under this Agreement, except that (i) Seller shall pay the expenses of Escrow, and (ii) Purchaser shall continue to be obligated under the indemnity provisions set forth in Section 1.3 above and the confidentiality provisions set forth in Section 9.13 below. In the event Seller elects not to terminate this Agreement, then such unsatisfied condition shall be deemed waived by Seller.

5.7 Financial Statements. If Purchaser desires prior to or after the Closing to cause financial statements for any of years prior to Closing to be produced, then Seller, at Purchaser’s expense, shall cooperate with Purchaser therein in all reasonable respects including, but not limited to, providing such records to Purchaser and its auditors as may be necessary to produce such statements. The cost of producing such statements shall be borne by Purchaser. The preparation of such statements shall not be a condition to the Closing.

VI.

Remedies

6.1 Seller’s Remedies. Prior to entering into this transaction, Purchaser and Seller have discussed the fact that substantial damages will be suffered by Seller if Purchaser shall fail to perform its obligations under this Agreement. Due to the fluctuation in land values, the unpredictable state of the economy and of governmental regulations, the fluctuating money market for real estate loans of all types, and other factors which directly affect the value and marketability of the Property, the parties recognize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Purchaser’s failure to perform its obligations under this Agreement. After making diligent but unsuccessful attempts to ascertain the actual compensatory damages Seller would suffer in the event of Purchaser’s nonperformance of any material obligation hereunder, the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of the Earnest Money, and in the event of Purchaser’s failure to perform its obligation under this Agreement to purchase the Property, so long as such failure is not caused by (i) the failure of any condition precedent to Purchaser’s obligation under this agreement to purchase the Property, or (ii) Purchaser’s termination of this Agreement in accordance with its terms, Seller shall, as its sole remedy, be entitled to receive and retain such sum as liquidated damages, provided that, upon the occurrence of an event entitling Seller to retain the Earnest Money as liquidated damages, Purchaser upon demand from Seller waives and releases in writing all rights to purchase the Property. Retention of such amount by Seller shall constitute liquidated damages to Seller.

6.2 Purchaser’s Remedies. If Seller fails to perform its obligations under this Agreement arising prior to the Closing Date for any reason except the failure of any condition precedent to Seller’s obligations under this Agreement, then Purchaser shall have the right to exercise any one of the following as its sole and exclusive remedy: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at the Closing whereupon Escrow Agent shall promptly return the Earnest Money and all Option Fees paid to Optionor under the Option Agreement, to Purchaser; (b) to waive the default and close; or (c) to enforce specific performance of this Agreement.

6.3 Attorneys’ Fees. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party.

VII.

Closing Matters

7.1 Closing Date. The Closing shall be held ninety (90) days after the Effective Date or such other date as Seller and Purchaser shall agree upon in writing (the “Closing Date”). At the request of either Seller or Purchaser, some or all of the funds and documents to be transferred hereunder may be delivered through an escrow with Escrow Agent. Purchaser and Seller shall execute appropriate instructions to implement the opening and closing of such escrow.

7.2 Adjustment and Pro-rations. The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:

(a) Taxes. All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time. If such taxes for the tax year in which the Closing occurs have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available. When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such taxes are finally determined.

(b) Room Rentals. One-half (50%) of the room rentals attributable to the night prior to the Closing Date shall be the property of Seller and the remaining one-half (50%) shall be the property of Purchaser. Room rentals attributable to any night prior to the night prior to the Closing Date shall be the property of Seller.

(c) Reservation Deposits. Prepaid and unearned reservation deposits and other such third party prepaid items relating to periods after the Cut-Off Time shall be transferred to Purchaser, or the amounts thereof credited to Purchaser, at the Closing.

(d) Utility Charges. Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. Any utility deposits shall be transferred to Purchaser and credited to Seller at the Closing.

(e) Operating Expenses and Trade Accounts. At Closing, Seller shall received a credit for all prepaid expenses. Seller shall be responsible for all operating expenses and trade accounts of the Transferred Property (including, without limitation, charges and fees payable under the Hotel Contracts and all hotel/motel sales and occupancy taxes) up to and including the Cut-Off Time; provided, however, that Purchaser shall be responsible for all purchase orders (“Purchase Orders”) made by Seller in the ordinary course of business for Expendables or Consumables not delivered to the Hotel as of the Closing Date. To the extent the amounts of such items are then known, Seller shall pay such items at the Closing, and Seller shall pay the balance of such items in the ordinary course of business, but in no event later than the date which is forty-five (45) days after the date on which Seller receives written invoices for such items. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may postpone and/or contest payment of any operating expense or trade account which is the subject of a bona fide dispute. Seller agrees to indemnify and hold Purchaser harmless from and against any claims or other matters relating to such contested operating expenses and trade accounts. All operating expenses and trade accounts accruing after the Cut-Off Time (“Post-Closing Expenses”) shall be the responsibility of Purchaser. Purchaser agrees to indemnify and hold Seller harmless from and against any claims or other matters relating to (i) the Purchase Orders, or (ii) the Post-Closing Expenses. This Section shall survive the Closing.

(f) Food, Beverage and Other Income. Revenues from food, beverage and banquet services, room service, public room revenues, health club revenues and other services rendered to guests of the Hotel and the expenses related thereto attributable to the night prior to Closing shall be the Property of Seller. This Section shall survive the Closing.

(g) Rents. All rentals under the Space Leases (including fixed rents and charges in respect of electricity, operating expenses and taxes) shall be prorated as of the Cut-Off Time if, as and when collected. If there are any arrearages under the Space Leases as of the Closing Date, any rents collected by Seller or Purchaser after the Closing Date with respect to such Space Leases shall be applied first to any arrearages for the calendar month in which the Closing occurs, second to any arrearages for the calendar month immediately preceding the calendar month in which the Closing occurs, third to any arrearages for the months after the calendar month in which the Closing occurs, and fourth to any other arrearages. Payments from tenants for electricity,operating expenses and taxes which are billed to tenants in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected. This Section shall survive the Closing.

(h) Employees. Seller shall pay to Hotel Employees, as provided in Section 7.7, all wages that any Hotel Employee is owed, as of the Closing Date, pursuant to statute, collective bargaining agreement or contract.

(i) Security Deposits. Any security deposits under the Space Leases shall be transferred to Purchaser at the Closing or credited against the Purchase Price.

(j) Cash. All cash on hand in house banks (including the general manager’s petty cash fund) on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller at the Closing.

(k) Tray Ledger and Other Receivables. All accounts receivable of any kind attributable to guests in the Hotel on the night preceding the Closing (the “Ledger”) shall be prorated as provided in this Agreement, Seller’s share shall be credited to Seller at Closing and the Ledger shall become the property of Purchaser. All other accounts receivable that are the property of Seller under this Agreement shall be set forth in a schedule on the Closing Date and shall remain the property of Seller. Purchaser shall use commercially reasonable efforts to collect such receivables (provided that in no event shall Purchaser be required to commence any litigation in connection therewith) and shall cooperate with Seller, at Seller’s cost, in reasonable respects in connection with any collection efforts of Seller, which efforts may include, without limitation, the commencement of litigation by Seller against the applicable debtor. If any receivables which are the property of Seller under this Agreement shall be collected by Purchaser, Purchaser shall remit the same to Seller within fifteen (15) days after receipt, provided that Purchaser may offset against such collections any amounts unpaid by Seller under Section 7.2(e). Any monies collected by Purchaser from any customer after the Closing Date shall be applied first against the receivables of such customer accruing prior to the Closing Date, unless such receivable is subject to a good faith dispute and such customer specifically notes that such payment is to be applied otherwise. This Section shall survive the Closing.

(l) Existing Consumables Inventory. Seller shall at Closing receive a credit for the value of the Hotel’s existing inventory of unopened containers of Consumables.

To the extent that any of the items described above cannot be finally determined on the Closing Date, then such items shall be prorated on an estimated basis using the most current information. Within ninety (90) days after the Closing Date, Seller and Purchaser shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such recalculation.

7.3 Guest Property in Seller’s Possession on Closing Date. Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

(a) Safe Deposit Boxes. On the Closing Date, Seller shall cause notice to be sent to all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Property and requesting the removal and verification of the contents of such safe deposit boxes within three (3) days after the Closing Date. Seller may have a representative present at the Hotel during such three (3) day period for the purpose of viewing such removal and verification. Boxes of guests not responding to the written notice shall be listed at the end of such three day period. Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded. Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify and save and hold Seller harmless from and against any claim or obligation arising out of or with respect to such property. Seller shall be responsible for, and shall indemnify and hold Purchaser harmless from and against, any claim for property placed in the safe deposit boxes before the Closing that is not listed in said inventory.

(b) Baggage Inventory. All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date. Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed in inventory, Purchaser agrees to indemnify and save and hold Seller harmless from and against any claim arising out of or with respect to the baggage listed in the inventory, and Seller agrees to indemnify and save and hold Purchaser harmless from and against any claim arising prior to the Closing Date out of or with respect to any guest baggage or other guest property not listed in the inventory.

(c) This Section 7.3 shall survive the Closing.

7.4 Closing Documents.

(a) On or before the Closing Date, Seller shall deliver into Escrow or to Purchaser, as appropriate:

(i)	a special warranty grant deed conveying the fee estate in the Property to Purchaser, duly authorized, executed and acknowledged by Seller, in the form commonly used in the state where the Property is located (“Special Warranty Deed”);

(ii)	a standard coverage ALTA owner’s policy of title insurance or an extended coverage ALTA owner’s policy of title insurance if requested by Purchaser, in the amount of the Purchase Price, showing title vested in Purchaser, and containing no exceptions to title other than the Permitted Exceptions (“Title Policy”);

(iii)	a bill of sale transferring to Purchaser all of the Furnishings, Expendables and Consumables (other than those items leased or loaned to Seller as described in Exhibits “B” and “C”), duly authorized and executed by Seller, in the form reasonably approved by the Seller and Purchaser, together with original certificates of title for all vehicles that are part of the Transferred Property, endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iv)	two (2) counterparts of an Assignment and Assumption Agreement conveying and transferring to Purchaser all of the Bookings, the Space Leases, the Hotel Contracts, and the assignable Permits, duly authorized and executed by Seller, in the form reasonably approved by Seller and Purchaser;

(v)	possession of the Property and any and all plans and specifications for the Improvements on the Property in Seller’s possession;

(vi)	a certified copy of such partnership authorizations, approvals and incumbencies of Seller as the Title Company shall reasonably require;

(vii)	a FIRPTA Affidavit in form required by the Internal Revenue Service;

(viii)	a customary settlement statement reflecting the parites respective costs of Closing hereunder.

(b) On or before the Closing Date, Purchaser shall deliver into Escrow or to Seller, as appropriate:

(i)	the balance of the Purchase Price and any other funds needed to satisfy Purchaser’s obligations hereunder;

(ii)	two (2) counterparts of the Assignment, duly authorized and executed by Purchaser; and

(iii)	such limited liability company authorizations, approvals and incumbencies as Seller or the Title Company shall reasonably require.

(iv)	a customary settlement statement reflecting the parties respective costs of Closing hereunder.

7.5 Closing Costs. Seller shall pay for, the cost of the updated Survey and one-half of any escrow fees and costs. Purchaser shall pay all costs associated with its due diligence investigations, all recording costs, the premium attributable to the standard coverage portion and the extended coverage portion of the Title Policy (and any endorsements or affirmative coverages), and one-half of any escrow fees and costs. Each party shall pay its own attorneys’ fees and one-half of any real estate transfer taxes. Purchaser shall pay all sales or use taxes due on the sale, and Seller and Purchaser shall execute and deliver such transfer and sales tax returns as may be required by law.

7.6 Real Estate Commissions. Seller and Purchaser each represent and warrant to the

Other that it has not dealt with any broker or finder in the negotiation of this transaction other than as set forth in the Option Agreement. Each party agrees to and does hereby indemnify and hold the other harmless against the payment of any commission or finder’s fee to any other person or entity claiming by, through or under such party, as applicable. This Section shall survive the Closing.

7.7 Hotel Employees. Seller shall terminate or arrange for the termination of all Hotel Employees as of the Closing Date and shall pay to Hotel Employees all wages that any Hotel Employee is owed, as of the Closing Date, pursuant to statute, collective bargaining agreement or contract, and such Hotel Employees’ wages, benefits and total remuneration shall be apportioned as of the Cut-Off Time. Any required adjustment in such credits or payments shall be made within thirty (30) days after the Closing Date. Purchaser or its management company shall, before the Closing, offer employment to all then-current Hotel Employees, at salary and benefits substantially similar to what each then current Hotel Employee was earning at the time of the Closing, other than the General Manager (who Purchaser may, but is not obligated, to offer such employment) .

Seller will indemnify and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Purchaser after the Closing which involves any matter relating to a past or present Hotel Employee to the extent concerning acts or omissions occurring prior to the Closing Date (including, without limitation, any claims which have not yet been asserted by the Closing Date). Purchaser will indemnify and hold Seller harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Seller after the Closing which involves any matter relating to a past or present Hotel Employee to the extent concerning acts or omissions occurring on or subsequent to the Closing Date. These indemnities apply, without limitation, to all forms of labor and/or employment claims under state, federal or local law, whether brought in judicial, administrative or other proceedings, private or public.

Purchaser acknowledges that Seller is not giving any notice under the federal Worker Adjustment and Retraining Notification Act or any state law analogue, and Purchaser agrees to indemnify Seller and hold it harmless against any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller as a result of the failure to give such notice. Nothing in this Agreement shall require Purchaser to assume any obligations under any employee benefit plans currently maintained for Hotel Employees unless otherwise required by law. Purchaser further acknowledges that, to the extent required by this Agreement or applicable law, Purchaser shall assume any collective bargaining relationship between Seller or Manager and any union representing Hotel Employees. This Section 7.7 shall survive the Closing.

7.8 Disbursements and Other Actions by Escrow Agent. At the Closing, Escrow Agent shall promptly undertake all of the following in a manner hereinbelow indicated:

(a) Disburse all funds deposited with Escrow Agent by Purchaser as follows:

(i) If, as a result of the pro-rations and credits pursuant to Section 7.2 above, amounts are to be charged to the account of Seller, deduct the total amount of such charges;

(ii) Deduct and pay to the appropriate third party all items chargeable to the account of Seller pursuant to Section 7.5 above;

(iii) Pay to the appropriate third party from funds deposited by Purchaser all items chargeable to the account of Purchaser pursuant to Section 7.5 above;

(iv) Disburse the balance of the funds due to Seller to or as directed by Seller; and

(v) Disburse any remaining funds to or as directed by Purchaser.

All amounts and payees with respect to the items listed above shall be shown on settlement statements executed at the Closing.

(b) Cause the Special Warranty Deed to be recorded in the Office of the County Recorder where the Property is located (with instructions to return the Special Warranty Deed to Purchaser after recordation and to affix evidence of the amount of real estate transfer taxes after recordation), and obtain conformed copies thereof for distribution to Seller and Purchaser;

(c) Issue to Purchaser the Title Policy (including any endorsements issued in connection therewith);

(d) Deliver to Purchaser the Bill of Sale, the FIRPTA Affidavit, and one (1) fully executed counterpart of the Assignment.

(e) Deliver to Seller one (1) fully executed counterpart of the Assignment, a photocopy of the Bill of Sale, a photocopy of the FIRPTA Affidavit, and a photocopy of the Title Policy.

(f) Take such other actions as Seller and Purchaser may deem necessary or convenient for the consummation of the Closing.

7.9 Survival. The provisions of Article VII shall survive the Closing.

VIII.

Condemnation and Risk of Loss

8.1 Condemnation and Casualty. Seller shall promptly notify Purchaser of any condemnation proceeding filed or any casualty to the Property occurring prior to the Closing.

(a) Condemnation. If any condemnation proceeding filed prior to the Closing may result in the loss of all or any material portion of the Property, then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller and Escrow Agent delivered within five (5) days after receipt by Purchaser of notice of such condemnation, in which event Escrow Agent shall return the Earnest Money to Purchaser, and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate, except that Seller and Purchaser shall share equally the expenses of Escrow, and Purchaser shall continue to be obligated under the indemnity provisions set forth in Section 1.3 above and the confidentiality provisions set forth in Section 9.13 below.

(b) Casualty. In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Property which costs One Million Dollars ($1,000,000) or more to repair, replace or remediate, either party may terminate this Agreement and Escrow, whereupon Escrow Agent shall return the Earnest Money to Purchaser, and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate, except that Seller and Purchaser shall share equally the expenses of Escrow, and Purchaser shall continue to be obligated under the indemnity provisions set forth in Section 1.3 above and the confidentiality provisions set forth in Section 9.13 below. If neither party elects so to terminate this Agreement, or if any such occurrence costs less than One Million Dollars ($1,000,000) to repair, replace or remediate, then Seller shall assign all available insurance proceeds to Purchaser (and Purchaser shall receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller), and the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price.

IX.

Miscellaneous

9.1 Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the complete and final expression of the agreement of the parties relating to the Property and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property, except the Option Agreement. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

9.2 Binding Effect.

(a) This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns of each of the parties to this Agreement; provided, however, the same is not intended nor shall it be construed as creating any rights in or for the benefit of any person or entity other than the parties to this Agreement and their respective personal representatives, successors and permitted assigns.

(b) Purchaser may assign its rights under this Agreement without Seller’s consent to any partnership or limited liability company in which Purchaser or any person or entity controlling, controlled by or under common control with Purchaser is a managing partner, general partner, or limited liability company member or to any corporation in which Purchaser or any entity controlling, controlled by or under common control with Purchaser owns fifty percent (50%) or more of the voting stock; otherwise, Purchaser may not assign this Agreement without Seller’s prior written consent.

(c) Any assignee of Purchaser shall assume in writing all obligations and liabilities of Purchaser under this Agreement, and Purchaser shall continue to be liable for the due performance of all of Purchaser’s obligations under this Agreement.

9.3 Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served by depositing the same in the United States mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; or by delivery by overnight courier; or by facsimile transmission; or by E-Mail with proof of delivery. Notice deposited in the mail in the manner herein above described shall be effective two (2) business days after such deposit. Notice by overnight courier shall be effective one business day after deposit with the courier service. Notice given by facsimile transmission shall be effective on the business date delivered as evidenced by the printed delivery confirmation receipt retained by the sender. For the purposes of Notice, the addresses of the parties shall be:

Seller:	FelCor Lodging Limited Partnership
545 E. John Carpenter Freeway
Suite 1300
Irving, TX 75062
Phone No.: (972) 444-4980
Fax No.: (972) 444-4949
E-Mail: jeastman@felcor.com
Attn: Joel M. Eastman, Esq.

with copy to:	FelCor Lodging Limited Partnership
545 E. John Carpenter Freeway
Suite 1300
Irving, TX 75062
Phone No.: (972) 444-4980
Fax No.: (972) 444-4949
E-Mail: kmashburn@felcor.com
Attn: Kate Mashburn

Purchaser:	IOC - City of St. Louis, LLC
c/o Gallop, Johnson and Neuman, L.C.
Attn: David J. Harris
101 S. Hanley, Suite 1600
St. Louis, Missouri, 63105
Phone No.: (314) 615-6000
Fax No.: (314) 615-6001
E-Mail: djharris@gjn.com

The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) days’ written notice to the other party. The E-Mail addresses set forth above are for the convenience of the parties; and may not be relied on for purposes of Notice, absent proof of actual delivery to the intended recipient.

9.4 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Missouri.

9.5 Section Headings. The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement.

9.6 Obligations. Subject to any limitations set forth in this Agreement, the terms, conditions, warranties, representations, obligations, agreements, indemnities and rights set forth in this Agreement shall survive the Closing, but upon expiration of the respective period of survivability for each, they shall merge into the various documents executed and delivered at the time of the Closing.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.8 Non-recordation. Neither this Agreement nor any memorandum thereof shall be recorded, except as otherwise provided in the Option Agreement.

9.9 Time of the Essence. Time is of the essence of this Agreement and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to the party in full compliance with its obligations hereunder.

9.10 Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

9.11 Computation of Time. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall mean those days on which the Superior Court of the County in which the Property is located is open for business.

9.12 Seller’s Knowledge. Wherever the phrase “to the best of Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, such phrase shall mean the present actual knowledge of the Asset Manager or General Manager of the Hotel, without any duty of inquiry or independent investigation of the relevant matter by any of such individual. Seller represents and warrants to Purchaser that Asset Manager is the employee of Seller who is most directly involved in the oversight of the day-to-day operations of the Property.

9.13 Confidentiality. Except as otherwise provided in the Option Agreement with regards to confidentiality and disclosure, neither Seller nor Purchaser shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of the purchase and sale of the Property or the transactions contemplated hereunder prior to Closing, nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (i) the information provided to Purchaser by Seller or its representatives, or (ii) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Property (collectively, “Proprietary Information”), without first obtaining the written consent of the other party. The foregoing shall not preclude either party from (x) discussing the Proprietary Information with any person who is employed by such party or who, on behalf of such party, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to such party’s shareholders, partners, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or (y) complying with all laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if any party is required by applicable law or legal process to disclose any Proprietary Information, such party agrees to furnish only that portion of the Proprietary Information which such party is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Seller and Purchaser shall inform their respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this Section 9.13. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 9.13. The provisions of this Section 9.13 shall survive the Closing and any termination of this Agreement.

9.14 Intentionally Omitted.

9.15 Tax-Free Exchange. In the event either party desires to effectuate a tax-free exchange under Section 1031 of the Internal Revenue Code, as amended, the other party agrees to fully cooperate in the structure and documentation of the transaction in order to facilitate such Section 1031 exchange; provided, however, (i) there shall be no delay in the Closing and (ii) the party requesting the Section 1031 exchange shall reimburse the other party at Closing for all reasonable additional costs and expenses incurred by such other party in cooperating with such exchange.

9.16 Assignment by Seller. Seller may assign its rights under this Agreement without Purchaser’s consent to any company, partnership or limited liability company in which Seller or any entity controlling, controlled by or under common control with Seller directly or indirectly is an equity holder. Any assignee of Seller shall assume in writing all obligations and liabilities of Seller under this Agreement, and Seller shall continue to be liable for the payment and performance of all of Seller’s obligations, representations, warranties, covenants and indemnities under this Agreement.

9.17 Amendment to the Agreement/Waiver of Matters or Conditions. No term or condition of this Agreement will be deemed to have been amended or waived unless expressed in writing, and the waiver of any condition of the breach of any term will not be a waiver of any subsequent breach of the same or any other term or condition.

9.18 Relationship of Parties. Purchaser is aware that Seller has leased the Property to Tenant pursuant to the Tenant Lease. Tenant in turn has a Management Agreement with Manager for the operation of the Property. Seller agrees that as of the Closing, both the Tenant Lease and the Management Agreement will be terminated by Seller at Seller’s sole cost and expense. Any reference herein to Seller, right or obligation of Seller as to the operation of the Hotel shall mean Seller, Tenant and/or Manager, as the case may be.

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the Effective Date.

SELLER:

Date:
FELCOR LODGING LIMITED PARTNERSHIP
a Delaware limited partnership

By:
	Name:	Joel M. Eastman
	Title:	Vice President

PURCHASER:

Date:
IOC - CITY OF ST. LOUIS, LLC
a Missouri limited liability company

By:
Name:
Title:

EXHIBIT “A”

(Legal Description)

EXHIBIT “B”

(Space Leases)

To be delivered to Purchaser and attached as Exhibit

within ten (10) days from the Effective Date.

EXHIBIT “C”

(Hotel Contracts)

To be delivered to Purchaser and attached as Exhibit

within ten (10) days from the Effective Date.

EXHIBIT “D”

(Operations Permits)

To be delivered to Purchaser and attached as Exhibit

within ten (10) days from the Effective Date.

EXHIBIT “E”

(Violation of Laws, Ordinances, Orders or Regulations)

To be delivered to Purchaser and attached as Exhibit

within ten (10) days from the Effective Date.

EXHIBIT “F”

(Pending Litigation)

To be delivered to Purchaser and attached as Exhibit

within ten (10) days from the Effective Date.